UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Investables Projects LLC

(Exact name of registrant as specified in its charter)

Delaware	88-3597826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Traders Cross, 1st floor Okatie, South Carolina	29909
(Address of principal executive offices)	(Zip Code)

(843) 605-0061

Registrant’s telephone number, including area code

Series Rolex Superhero Collection

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report on Form 1-K (the “Annual Report”), the terms “Investables Projects LLC”, “we”, “us”, “our” or the “company” refer to Investables Projects, LLC. All of the series of our company offered hereunder may collectively be referred to in this Annual Report as the “series” and each, individually, as a “series.” The membership interests of all series described above may collectively be referred to in this Annual Report as the “shares” and each, individually, as a “share” and the offerings of the shares may collectively be referred to in this Annual Report as the “offerings” and each, individually, as an “offering.”

THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

The market data and certain other statistical information used throughout this Annual Report are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this Annual Report, and we believe that these sources are reliable. We have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this Annual Report, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors. Some data are also based on our good faith estimates.

SERIES OFFERING TABLE

The Series offering table below shows key information related to the offering of each Series of our Company.

Series Name	Underlying Asset(s)	Minimum Subscription per Investor	Offering Price per Share	Maximum Offering Size	Minimum / Maximum / Subscribed Shares (1)	Initial Qualification Date(2)	Open Date(3)	Closing Date	Status
Series Rolex Superhero Collection	2020 Rolex “Hulk” Submariner and a 2019 Rolex GMT-Master II “Batman”	1 share	$10.00	$50,000	n/a / 5,000 / 0	12/2/22	12/2/22		Ongoing

(1)	For open offerings, each row states, with respect to the given Series, the minimum (if any) and maximum number of shares offered. For offering in which there was an initial closing, we also include the number of shares sold as of the date of this Annual Report. For closed offerings, each row states the actual number of shares sold.

Item 1. Business

At Investables Projects LLC, we believe that alternative assets are capable of delivering quality returns to investors. However, investing in alternative assets can often require significant financial resources and significant knowledge about the underlying assets and the industry. Due to these high barriers to entry, access to investments in alternative assets have been restrained to a fraction of the global economy. Even those that do have access to top quality alternative investments are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in alternative assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible for many investors.

Our mission is to provide growing retail investors with opportunities to explore investing in alternative assets with as little friction as possible. To do that we developed a marketplace for fractional investment in exclusive collectibles. In that marketplace, investors acquire fractions of sourced, verified, insured, and already vaulted assets. This way the investors share the rewards, risks, and liabilities of collections they invest in, equal to the number of shares that they own.

We believe that we are well suited to capitalize on this increased interest in alternative assets, and not only from millennials. The Investables Platform will be the one-stop shop for verified investors and verified sellers to acquire, trade, collect, and manage their ownership rights over exclusive collections and their shares. This is how our company plans to attract more capital, increase our buying power, and provide excellent value to our company’s investors.

History and Structure

Investables Projects LLC is a series limited liability company formed on August 4, 2022, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act.

As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series. We intend that each series will own its own underlying assets, which we expect will be works of art or other collectibles. A new series will be established for future art or collectibles or other alternative assets to be acquired by us.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. As such, the assets of a series include only the assets associated with that series and other related assets (e.g., cash reserves).

Members of our company

Members of our company include owners of shares of our company or shares of our series.

An investor who has purchased shares in one of our series in an offering will become an “Economic Member” of our company (as defined in our operating agreement). No Economic Member, in its capacity as such, will participate in the operation or management of the business of our company or any series, nor transact any business in our company or any series.

Distribution Rights

Distributions of Free Cash Flow

For each series, Investables Manager LLC (our “Manager”), will declare and pay distributions to the shareholders of that series out of any Free Cash Flow (defined below) after payment of accrued management fees and other amounts owed to our Manager and the creation of such reserves as our Manager deems necessary.

“Free Cash Flow” for each series means any available cash for distribution generated from the net income received by a series, plus (i) any change in the net working capital, (ii) any amortization to the relevant series asset, (iii) any depreciation to the relevant Series Asset, and (iv) any other non-cash operating expenses less (a) any non-operating income (or plus any non-operating loss) resulting from a Monetization Event (as defined below) and included in net income, (b) any capital expenditure related to the series asset, (c) any other unpaid liabilities or obligations of the series, in each case to the extent.

There is no requirement to pay distributions at any given time. Furthermore, although some of the series assets may generate limited revenue, such as royalty payments, we do not anticipate that any series would generating significant revenues and it is unlikely that any distributions will be made prior to a sale of the underlying assets of the relevant series.

Distributions upon a Monetization Event or Liquidation of a Series

Any amounts available for distribution following a Monetization Event after after payment of accrued management fees and other amounts owed to our Manager, the creation of such reserves as our Manager deems necessary and payment of any other fees, costs and liabilities (as determined by our Manager in its sole discretion), shall be distributed:

●	First, 100% to members of the series on a pro rata basis (including to the Manager and its affiliates for any shares they own in the series) until the members have received back 100% of their capital contributions; and

●	Second, 20% to the Manager and 80% to members of the series on a pro rata basis (including to the Manager and its affiliates for any shares they own in the series).

A “Monetization Event” means a final sale or disposition of one or more series assets of a series, and designated a Monetization Event by our Manager.

Manager of our company and each series

Our Manager, Investables Manager LLC, a Delaware limited liability company formed in June 2022, is the Managing Member of our company and of each series. As Managing Member, it has the full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the company and each series, in each case without the consent of the Economic Members.

Our Manager exercises ultimate authority over the series assets. Our Manager may delegate to any person any of the powers and authority vested in it under our operating agreement, including in respect of the management of the series assets; provided, however, that the person to whom such delegation is made shall be under the supervision and authority of the Manager and any amounts payable to such person shall be paid by the Manager.

In the event of the resignation of our Manager of its rights, obligations and respective title as a Manager, the Manager will nominate a successor Manager and the vote of a majority of the shares held by Economic Members will be required to elect a successor Manager. The Manager shall continue to serve as the Managing Member until such date as a successor Managing Member is elected.

Holders of shares in all series have the right to remove the Manager, by a vote of two-thirds of the holders of all outstanding shares of all series (excluding our Manager and its affiliates), in the event our Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series or our company and which has a material adverse effect the Company. If this occurs, our Manager shall call a meeting of all of the holders of every series of shares within 30 calendar days of such non-appealable judgment at which the holders may vote to remove our Manager as Managing Member of our company and each series. If our Manager fails to call such a meeting, any Economic Member will have the authority to call such a meeting. In the event of its removal, our Manager shall be entitled to receive all amounts that have accrued and are then due and payable to it. If the holders vote to terminate and dissolve our company (and therefore each series), the liquidation provisions of the operating agreement shall apply. In the event our Manager is removed as Managing Member of our company, it shall also immediately cease to be Managing Member of each series.

Series of the Company

The Manager of our company may, at any time and from time to time cause the Company to establish in writing (each, a “Series Designation”) one or more series of the company. The terms and conditions for each series established will be set forth in a Series Designation for the series, and the Series Designation will, upon approval by the Manager, become a part of our operating agreement.

The Series Designation establishing a series may, among other things:

●	specify a name or names under which the business and affairs of such series may be conducted;

●	set forth the number of shares that may be issued by the series;

●	set forth the management fee applicable to the series;

●	set forth the sourcing fee applicable to the series;

●	set forth the amount of shares (expressed as a percentage of the maximum offering amount) that the Manager will acquire in the series;

●	set forth the minimum number of shares a member may acquire, or the minimum investment per subscriber;

●	designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of shares of such series and the Members of that series; and

●	designate or authorize the designation of specific officers of a series.

In the event of a conflict between the terms and conditions of our operating agreement and a Series Designation, the Series Designation will control.

Each of the series of our company operates as if it were a separate limited liability company.

Other Rights of our Manager

Our Manager and its affiliates are not entitled to vote in their capacity as holders of shares on matters submitted to the members for approval, and no such shares shall be deemed outstanding for purposes of any such vote.

The operating agreement further provides that our Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any series of shares or any shareholders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our Manager will not have any duty (including any fiduciary duty) to our company, any series or any shareholders.

The operating agreement provides that none of our Manager, any officer of the company or a series, any of our Manager’s officers, directors, members, shareholders, employees, managers, partners, controlling persons, agents or independent contractors, members of the Advisory Board, or persons acting at the request of our company in certain capacities with respect to other entities will be liable to our company, any series or any interest holders for any act or omission taken by them in connection with the business of our company or any series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. Our company and, as applicable, the series of our company will indemnify these persons against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving our company or such series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Advisory Board

Our Manager may establish an advisory board comprised of experts in a particular industry to provide guidance and strategic advice to our company, or a particular series of our company. For our company, this may be advising on the creation of a particular series with a new asset class focus. For our series, this may be assisting in identifying, acquiring, and managing the particular assets of that series, or advising on other general business matters.

Members of the Advisory Board will not be Managers or officers of our company or any series and will not have any fiduciary or other duties to the shareholders of any series. They will not be entitled to compensation by our company or any series in connection with their roles as members of the Advisory Board, but our company or any applicable series will reimburse a member of the Advisory Board for any out-of-pocket expenses or costs actually incurred by it or any of its affiliates on behalf of our company or series.

As of the date of this Annual Report, our Manager has not established an advisory board.

Operating Expenses

Each series will be responsible for the following costs and expenses attributable to the series or the share of such costs and expenses allocated to the series by our Manager, unless otherwise paid for by our Manager without expectation of reimbursement (we refer to these as “Operating Expenses”):

●	any and all fees, costs and expenses incurred in connection with the management of the assets of a series, including import taxes, income taxes, storage (including property rental fees should the Manager decide to rent a property to store a number of assets), security, valuation, custodial, marketing and utilization of the asset of a series;

●	any fees, costs and expenses (other than offering expenses), incurred in connection with preparing any reports and accounts of each series, including periodic reports to be filed with the SEC;

●	any and all insurance premiums or expenses, including directors and officer’s insurance of the directors and/or officers of the Manager;

●	any withholding or transfer taxes imposed on the company or a series or any of the members as a result of its or their earnings, investments or withdrawals;

●	any governmental fees imposed on the capital of the company or a series or incurred in connection with compliance with applicable regulatory requirements;

●	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the company, a series or the Manager in connection with the affairs of the company or the series;

●	the fees and expenses of any administrator, if any, engaged to provide administrative services to the company or a series;

●	all custodial fees, costs and expenses in connection with the holding of assets or shares;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Manager Member in connection with the series;

●	the cost of the audit of the company’s annual financial statements and the preparation of its tax returns and circulation of reports to Economic Members;

●	the cost of any audit of the series annual financial statements, the fees, costs and expenses incurred in connection with making of any tax filings on behalf of the series and circulation of reports to Economic Members;

●	any indemnification payments to be made under the operating agreement;

●	the fees and expenses of the company’s or a series counsel in connection with advice directly relating to the company’s or a series’ legal affairs, other than offering expenses;

●	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the company or a series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by our Manager in its reasonable discretion.

Our Manager will bear its own expenses of an ordinary nature, including, all costs and expenses on account of rent (other than for storage of the underlying assets), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the underlying assets).

If the Operating Expenses exceed the amount of revenues generated from the underlying assets of a series and cannot be covered by any Operating Expense reserves on the balance sheet of such series, our Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, on which our Manager may impose a reasonable rate of interest and be entitled to reimbursement, and/or (c) cause additional shares to be issued in the such series in order to cover such additional amounts.

Offering Expenses

Under our operating agreement, fees incurred in connection with executing the offering, such as underwriting (including brokerage fees), legal, accounting, escrow and compliance costs related to a specific offering are the responsibility of the various series. Our Manager has agreed to bear all offering expenses (other than brokerage fees) in connection with the offerings of series by our company without reimbursement.

Asset Selection

We intend to target a broad spectrum of assets to cater to a wide variety of demand. We will pursue investments in collectibles and other alternative assets opportunistically, leveraging our industry-specific knowledge and industry contacts to identify attractive asset categories, with the intent of driving returns for potential investors. Once we have identified a category of assets, we conduct internal diligence to assess specific assets within that category and may engage external advisors and valuation / appraisal service providers. Our diligence generally takes into account a number of factors, depending on the type of asset, such as historical significance, ownership history, past valuation of the asset and comparable assets and market trends and growth potential. As part of this process, we may review public auction data, opinions from industry experts and precedent and comparable transactions, among other things. We aim to acquire only the highest of caliber assets and to appropriately maintain, monitor and manage the collection for continued value appreciation and, if applicable, to enable respectful enjoyment and utilization by potential asset lessees.

Asset Acquisition

Our company plans to acquire underlying assets for its series primarily through the following methods:

●	Upfront purchase – our company acquires an underlying asset from an asset seller prior to the launch of an offering related to a series;

●	Purchase agreement – a series, our company enters into an agreement with an asset seller to acquire an underlying asset, which may expire prior to the closing of the offering for the related series, in which case our company is obligated to acquire the underlying asset prior to the closing of that series’ offering; or

●	Purchase option agreement – a series, our company enters into a purchase option agreement with an asset seller, which gives it the right, but not the obligation, to acquire the underlying asset

In the case where an underlying asset is acquired prior to the launch or closing of a series offering, as the case may be, the proceeds from the associated offering, net of any acquisition Expenses or sourcing fee, as applicable, will be used to reimburse our company, our Manager or an affiliate thereof for the acquisition of the underlying asset or repay any loans made to our company, our Manager or an affiliate thereof, plus applicable interest, to acquire such underlying asset.

Rather than pre-purchasing an underlying asset before the closing of an offering, our company, our Manager or an affiliate thereof may also negotiate with asset sellers for the exclusive right to market an underlying asset to investors for a period of time. This would be achieved by pre-negotiating a purchase price (or desired amount of liquidity) and entering into an asset purchase agreement or a purchase option agreement with an asset seller for an underlying asset, which would close simultaneously upon the closing of the offering of shares in the series associated with that underlying asset. Then, upon the closing of a successful offering, the asset seller would be compensated with a combination of cash proceeds from the offering and/or, if elected, equity ownership in the series associated with the underlying asset (as negotiated in the agreement for such underlying asset) and title to the underlying asset would be held by, or for the benefit of, the applicable series.

In some cases, an asset seller or the Manager may be issued shares in a series:

●	as part of total purchase price to the asset seller and/or Manager; or

●	repay an advance owed to the Manager (no interest will accrue on such the advance)

If our company enters into a purchase agreement or purchase option agreement with a seller, it is possible that the agreement will not close, even if sufficient funds are raised in an offering to fund the purchase. Funds from a series’ offering will be held in escrow and will be returned to investors without interest if the asset purchase agreement or purchase option agreement fails to close.

Following the initial closing, the Manager may advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series.

Liquidity and The Investables Platform

The amount of time that a series will hold and manage all its assets will vary depending on the type of assets being acquired by the series. Liquidity for investors would be obtained through distributions to investors, generally upon the sale of the underlying asset in the relevant series, as well as by transferring their shares in a series.

Investable Inc., an affiliate of our Manager, owns and operates a web browser-based investment platform which we call the Investables Platform and through which substantially all of the sales of the shares in these offering are executed. We expect to enhance the Investables Platform to enable it to communicate orders to the Public Private Execution Network Alternative Trading System, or PPEX ATS, a registered electronic alternative trading system, or ATS, operated by North Capital for execution by a broker.

The PPEX ATS is an electronic alternative trading system with a Form ATS on file with the Commission and is owned and operated by North Capital Private Securities Corporation (“NCPS”), a registered broker-dealer and member of FINRA and SIPC. Registered broker-dealers and certain institutional customers who become members of the PPEX ATS, including Dalmore Group, will have access to the PPEX ATS. The PPEX ATS is not accessible to non-members or the general public, and investors will have no direct interaction with NCPS. Investors will submit bid and ask quotes on the Investables Platform to purchase or sell shares, with any transactions to be executed by the executing broker and matched through the PPEX ATS.

The Investables Platform merely acts as a user interface to facilitate the functionality of the PPEX ATS. All transfers of cash and securities would be performed by appropriately licensed third parties, at the direction of investors, upon execution of a trade. As such, the Platform functions to deliver and display information to investors, the executing broker and the PPEX ATS. All activity related to orders, and the execution of purchases or sales of shares on the Platform, would be originated by the shareholders and prospective secondary purchasers. Neither our company, our Manager or any of its affiliates will make any recommendations regarding the purchase or sale of shares, have custody of any shares or funds or receive any compensation related to trading on the PPEX ATS. Orders would be matched by the PPEX ATS and executed on the PPEX ATS by a broker in accordance with the rules set forth by the PPEX ATS, and once executed, the appropriate information would be submitted back to the Investables Platform and reflected for each interest holder.

Our Manager may act as a buyer and seller of shares in any given series through the PPEX ATS. Prior to our Manager participating in any secondary purchases or sales through the Platform, our Manager intends to put in place internal procedures that (1) limit the participation of the Manager and its affiliates to the period within 30 days after the filing of any annual report or semiannual report required under Regulation A covering the respective series, and (2) prevent our Manager from making any secondary purchases or sales when in possession of material, non-public information.

Allocations of Expenses

To the extent relevant, Acquisition Expenses, Operating Expenses, revenue generated from underlying assets and any indemnification payments made by our company will be allocated amongst the various series in accordance with our Manager’s allocation policy, a copy of which is available to investors upon written request to our Manager. The allocation policy requires our Manager to allocate items that are allocable to a specific series to be borne by, or distributed to, as applicable, that series. If, however, an item is not allocable to a specific series but to multiple series or to our company in general, it will be allocated pro rata based on the value of, or number of, underlying assets or the relative aggregate capital contributions to each series, as reasonably determined by our Manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific underlying asset)
Revenue	Revenue from events and leasing opportunities for the asset	Allocable pro rata to the value of each underlying asset

	Asset sponsorship models	Allocable pro rata to the value of each underlying asset

Acquisitions Expenses	Transportation of underlying asset as at time of acquisition	Allocable pro rata to the value of each underlying asset

	Insurance of underlying asset as at time of acquisition	Allocable pro rata to the value of each underlying asset

	Pre-purchase inspection	Allocable pro rata to the number of underlying assets

	Interest expense in the case an underlying asset was pre-purchased us prior to the closing of an offering through a loan	Allocable directly to the applicable underlying asset

	Storage	Allocable pro rata to the number of underlying assets

	Security	Allocable pro rata to the value of each underlying asset

	Custodial fees	Allocable pro rata to the number of underlying assets

Operating Expense	Insurance	Allocable pro rata to the value of each underlying asset

	Appraisal and valuation fees	Allocable pro rata to the number of underlying assets

	Storage	Allocable pro rata to the number of underlying assets

	Maintenance	Allocable directly to the applicable underlying asset

	Preparation of marketing materials	Allocable pro rata to the number of underlying assets

	Marketing expenses in connection with any revenue-generating event	Allocable pro rata to the value of each underlying asset

	Transportation to any revenue-generating event	Allocable pro rata to the number of underlying assets

	Custodial fees	Allocable pro rata to the number of underlying assets

	Ongoing reporting requirements (e.g., Reg A+ or Exchange Act reporting)	Allocable pro rata to the aggregate capital contributions of the series

	Audit, accounting and bookkeeping and tax reporting	Allocable pro rata to the aggregate capital contributions of the series

Indemnification Payments	Indemnification payments under the operating agreement	Allocable pro rata to the aggregate capital contributions of the series

Notwithstanding the foregoing, our Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

The Underlying Assets

Series Rolex Superhero Collection

The Series Rolex Superhero Collection is engaged in the business of acquiring, holding and managing collectible high-end Rolex watch models that because of their color combinations, have names associated with superheroes like the Rolex GMT Master “Batman” (because of its blue 24-hour hand and a black/blue bezel insert) or the Rolex Submariner “Hulk” (because of its green ceramic bezel and dial).

An affiliate of our Manager has entered into a purchase agreement for, and paid a deposit on, a 2020 Rolex “Hulk” Submariner Date 40 Ref. 116610LV (the “2020 Rolex Hulk”) for a total purchase price of £22,895. An affiliate of our Manager purchased a 2019 Rolex GMT-Master II “Batman” Ref. 116710BLNR (The “2019 Rolex Batman”) for a total purchase price of £15,950. The 2020 Rolex Hulk and the 2019 Rolex Batman will be sold to the series at the same total purchase price that was paid or will pay to the third party seller, using the British pound sterling to U.S dollar exchange rate on the date of sale.

2020 Rolex Submariner “Hulk”

The Rolex Submariner wristwatch was the first Rolex watch for divers. Introduced by Rolex in 1953, it was the first diving watch to be water-resistant up to 100 meters. The watch came fitted with a rotating 60-minute timing bezel to help divers keep track of how long they’ve spent underwater, and the dial was furnished with plenty of luminous material to ensure readability in the murkiest of waters. While the first Submariner was fashioned in stainless steel and paired with a black bezel and black time-only dial, Rolex eventually expanded to include a Submariner Date model, available in a variety of metals and colorways.

The “Hulk” is Marvel superhero famous for his strength and green color. Following the tendency to give Rolex watches names, the Rolex Submariner with a green bezel and dial (first launched in 2010) was named the “Hulk”. The Rolex Submariner “Hulk” was discontinued in 2020, with the last batch of watches referenced to as 116610LV. The Rolex Submariner “Hulk” is one the most iconic sports watches, and one of the most popular collector’s watches in the world.

The 2020 Rolex Submariner “Hulk” to be purchased by the Series Rolex Superhero Collection, is a 2020 Rolex Submariner Date 40 (Ref. 116610LV), with a steel case, bracelet, and clasp. It has an automatic movement 3135 caliber and is water resistant up to 300 meters / 1,000 feet. It has a green dial and a unidirectional green bezel with Cerachrome inserts. It is unworn, in mint condition and without signs of wear, and comes in its original box (with original warranty card and instruction manual, wallet and green tag).

2019 Rolex GMT-Master “Batman”

The GMT Master wristwatch was the first Rolex Watch for pilots. Introduced by Rolex in 1954, it was originally designed in collaboration with Pan Am Airways and was created for and issued to Pan AM flight crews on long-haul flights. The key feature of the watch was that it allowed the wearer to simultaneously reference two different time zones. The original GMT-Master watch has a fourth hand (24-hour display) that displays the same time zone as the standard 12-hour hand. The GMT hand enabled the wearer to set the watch to Coordinated Universal Time (UTC) or any other time zone for the main time view, then set the rotatable 24-hour scale bezel to a second time zone. The GMT name is derived from Greenwich Mean Time. Greenwich Mean Time is also known as Coordinated Universal Time and is the time zone that is required for all aviation planning, weather forecasts, and schedules.

Batman is a DC superhero famous for innovativeness and his black and blue “Batman” suit. Following the tendency to give Rolex watches names, the GMT-Master II with a its blue 24-hour hand and a black/blue bezel insert was named the “Batman”. Although the GMT-Master was initially designed for use by professional pilots as a tool, its combination of functionality and aesthetic appeal has attracted a much wider audience. The Rolex GMT Master ‘Batman’ is one the most iconic Rolex watches for international travelers and businesspeople and can show time in two time zones at the same time.

The 2019 Rolex GMT-Master “Hulk” to be purchased by the Series Rolex Superhero Collection, is a 2019 Rolex GMT-Master II (Ref. 116710BLNR), with a steel case, bracelet, and clasp. It has an automatic movement 3186 caliber and is water resistant up to 100 meters / 330 feet. It has a black dial and a unidirectional black-and-blue bezel with Cerachrome inserts. It is unworn, in mint condition and without signs of wear, and comes in its original box (with original warranty card and instruction manual and 2 hand tags).

Tax Matters

Our company intends to elect for each series of shares in the company to be taxed as a “C” corporation under Subchapter C of the Internal Revenue Code of 1986, as amended, and expects that each series will be treated as a corporation for all federal and state tax purposes. Thus, each series of shares will be taxed at regular corporate rates on its income, including any gain from the sale or exchange of the assets that will be held by each series, before making any distributions to shareholders.

Industry Overview and Market Opportunity

We believe that alternative assets, like high-end watches, fine wine and other collectibles, can be a tool used by investors to help them achieve greater diversification, potentially reducing their volatility with increasing returns.

Alternative assets have always been regarded as ’secondary’ to stock trading. Investors are used to regarding investments in artwork, exclusive watch pieces, classic cars, vintage wine or other collectibles as something to hedge against the stock market. Investing in collectibles requires deep knowledge of the resale market, money for brokerage fees and taxes, as well as expenses on sourcing, verifying, insuring, transporting, and storing the acquired assets. Few options and high price tags have hindered the popularization of investing in alternative assets.

Investments such as exclusive watch pieces, classic cars, vintage wine or other collectibles are often executed through private transactions, which limits the amount of publicly available data. Yet, it is a constantly growing market. According to Market Insights, the collectibles market is expected to grow at a 6.2% global CAGR until it reaches $628 billion by 2031.

Watch assets

The high-end watch market is growing, despite the trend of digitization and the increasing rate of closure of brick-and-mortar stores. According to Delloite’s 2021 Swiss Watch Industry Study, owning a watch became more important to the Millennials and Gen Z’s than it is to the rest of the demographics. That research also shows great potential for the secondary watch market, with 18% of brands looking to enter the pre-owned market through a white-labeled partnership, while 32% of respondents said they will invest in their own platform.

We believe in watch assets as tools for investors to diversify their portfolios, reduce volatility, and increase returns. The average Rolex price more than doubled in just 10 years, going from $5,000 in 2011 to $13,000 in 2021, according to the Bob’s Watch Report based on 10 years of data. . Price appreciation of Rolex watches on the secondary market is outperforming major stock indices, while the ROI of fine art has been higher than that of S&P 500 and gold for the past 25 years.

The market of exclusive collectibles like high-end Rolex watches is primarily a secondary market. While it is possible to buy a Rolex watch from a branded store, customers usually will have to wait for several months before they get their timepiece. At the same time, the secondary market, despite higher prices, is booming with opportunity. Collectibles are being sold at auctions, such as Christie’s and Sotheby’s, as well as with private galleries and secondary market stores. Yet, lack of transparency and high cost of entry is currently posing a problem to the popularization of collectibles as alternative investment assets.

We believe that the high-end watches are well suited to fractionalized ownership to capitalize on this increased interest, overcome barriers to entry, and provide an attractive return to investors.

Competition

There is potentially significant competition for the collectibles and other alternative assets of the type that we securitize through our offerings from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play an increasing role.

Most of our current and potential competitors in this asset class, such as dealers and auction houses, have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources sourcing the collectibles for which we compete. In addition, almost all of these competitors, in particular the auction houses, have longer operating histories and greater name recognition than we do and are focused on a more established business model.

There are also a number of companies offering fractionalized ownership in collectibles and other alternative asset classes which will result in additional competition for these assets. Furthermore, with the continued increase in popularity in these types of assets, we expect competition to intensify in the future, particularly from existing and newly formed companies offering fractionalized ownership in assets. Increased competition may lead to increased prices, which will reduce the potential value appreciation that investors may be able to achieve by owning shares in our series and will decrease the number of high-quality assets available to us.

Employees

Currently, the company does not have any employees.

Intellectual Property

The company does not own any patents, copyrights or trademarks.

Litigation

The company and its executive officers are not currently a party to any legal proceedings.

Government Regulation

We are not aware of any government regulations currently applicable to the purchase, holding or sale of high-end watches like the those held by the Series Rolex Superhero Collection in any jurisdiction in which we operate. However, our operations may be subject to local laws and regulations, including, but not limited to, laws and regulations involving privacy, sales practices, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities and could expose us or each series to significant damages or other penalties.

The Company’s Property

We do not own or lease any real estate, office space or significant tangible assets.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion of our financial condition and results of operations for the the period from August 4, 2022 (Inception) through December 31, 2022 should be read in conjunction with our audited financial statements and the related notes included in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Investables Projects LLC is a series limited liability company formed on August 4, 2022, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act. Our mission is to provide growing retail investors with opportunities to explore investing in alternative assets with as little friction as possible. To do that we, together with our affiliates, have developed a marketplace for fractional investment in exclusive collectibles. In that marketplace, investors acquire fractions of sourced, verified, insured, and already vaulted assets. This way the investors share the rewards, risks, and liabilities of collections they invest in, equal to the number of shares that they own. As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series. We intend that each series will own its own underlying assets, which we expect will be collectibles or other alternative assets. A new series will be established for future collectibles or other alternative assets to be acquired by us.

Operating Results

The company was formed on August 4, 2022 and has had no significant operations and no revenues and limited expenses since that date.

Plan of Operations

No series of our company has commenced operations, is capitalized or has any assets. We intend for each series to start operations at the time of the closing of each applicable offering.

All assets and liabilities related to each underlying asset that have been incurred to date and will be incurred until the closing of each offering are the responsibility of our company or our Manager and responsibility for any assets or liabilities related to each underlying asset will not transfer to the applicable series until such time as a closing has occurred.

Each series intends to generate revenues, if at all, as described in “Item 1 Business – The Underlying Assets” section of this Annual Reeport based on the nature of the assets. For instance, we anticipate that, in the future, a series that invests in assets that are revenue generating may generate enough revenues to distribute dividends to shareholders within twelve months from commencing its operations. However, we do not anticipate that any of our current series will generate revenue until a liquidation or sale of some of its underlying assets. See “Item 1 Business – Operating Expenses” for additional information regarding the payment of Operating Expenses.

We believe that the proceeds from the offerings will satisfy our cash requirements for the next six months to implement the foregoing plan of operations.

Trends

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the company, its performance, and its financial results.

Item 2. Directors and Officers

The Manager

Our company operates under the direction of Investables Manager LLC, our Manager and the Manager for each Series. Our Manager has the full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of our company and each series, including managing the assets of each series.

Our Manager may establish an Advisory Board to assist our company in its business decisions (such as the creation of a new series) and to assist our series in making decisions with respect to all asset acquisitions, dispositions and maintenance. Our Manager and its employees and affiliates are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Our Manager performs its duties and responsibilities pursuant to the operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

We will follow guidelines adopted by our Manager and implement policies set forth in the operating agreement unless otherwise modified by our Manager. Our Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our objectives at any time without approval of our shareholders. Our Manager has no track record and is relying on the track record of its individual officers and any advisors it appoints.

Directors, Executive Officers and Significant Employees of our Manager

The authority and functions of our Manager, as Managing Member of our company and each series, and its officers are identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The following table sets forth the name and position of each of the current executive officers, directors and significant employees of our Manager.

Investables Manager LLC

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part- time employees
Executive Officer
Peter van Kleef	Chief Executive Officer	55	August 2022	N/A

Significant Employees
Dmytro Lokshyn	Chief Asset Officer	30	June 2022	N/A
Oleh Shkinder	Technology and Marketing Officer	24	June 2022	N/A

Peter van Kleef, Chief Executive Officer

Prior to his role at Investables Manager LLC, Peter managed significant hedge fund type investment portfolios and quantitative trading departments for among others Cooper Neff (1994-1995), Salomon Brothers (1993), Unicredit (1998-2000) and Credit Lyonnais (2000-2002). He founded and operated for over a decade, from 2008-2021, his own brokerage and asset management firm in Germany. He has nearly 30 years of experience in the development and running of sophisticated financial service operations. He holds an MBA degree from the Owen Graduate School at Vanderbilt University, Nashville, USA. He is a frequent speaker on financial markets topics at leading global industry conferences. He is also a well-known consultant to the investment community with regards to trading, risk management, operational and strategic issues.

Dmytro Lokshyn, Chief Asset Officer

Dmytro Lokshyn, as our Chief Asset Officer, is responsible for day-to-day management of the series and the underlying assets. In June 2022, Dmytro along with Oleh Shkinder, co-founded Investable Inc., and developed the Investables Platform. He is the CEO of Investables Inc. Prior to co-founding Investables Inc. and since 2018, Dmytro was a strategic advisor to a number of startup companies, overseeing multiple projects with total budgets of $2 million over 5 years. From January 2020 to May 2021 Dimitry served as Chief Marketing Officer at Eezylife Inc., where he was in charge of $700,000 marketing budget. He holds a B.A. in economics, management, and finance from the Bocconi University in Milan, Italy.

Oleh Shkinder, Technology and Marketing Officer

Oleh Shkinder, as our Technology and Marketing Officer, is responsible for the management of the Investables Platform as it relates to our company and the marketing effort for our company. In June 2022, Oleh along with Dmytro Lokshyn, co-founded Investable Inc., and developed the Investables Platform. He is the CPO of Investables Inc. Prior to co-founding Investables Inc. he served as Product Manager at Changeblock from December 2021 to April 2022. He was Product Manager for Heureka Business Solutions GmbH from July 2021 to December 2021. Prior to that and since early 2021, he was employed as a consultant by SoftServe, a leading digital authority and consulting company, during which time he managed project facilitation for a $1.2 million development project for one of the biggest telemedicine companies in the US. Oleh was employed at Magnise, a software development company, as a software project manager from April 2019 to February 2021 and as a mobile software developer contractor from March 2018 to April 2019. Oleh received his undergraduate degree in business administration and management at the Vienna University of Economics and Business.

Management Compensation

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company. Our Manager and the officers of our Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, manages and services acquired assets and monitors the performance of these assets to ensure that they are consistent with our investment objectives. Officers of our Manager may receive compensation for their services, including services performed for us on behalf of our Manager, from manager. We will only pay compensation to our Manager, and indirectly these officers, through the fees we pay to our Manager.

Compensation of our Manager

Pursuant to our operating agreement, our Manager will receive the following fees as compensation for the services they provide to that series: a management fee and a sourcing fee.

Management Fee

Under our operating agreement, our Manager is entitled to payment, on a quarterly basis, of a management fee equal to 0.25 percent (0.25%) each quarter (1% annually) of the aggregate amount of the capital contribution of the members of each series, or such other amount specified in the applicable Series Designation. The management fees for the following series differ from the percentage set forth in our operating agreement as follows:

Series Rolex Superhero Collection – no management fee.

Our Manager, in its sole discretion, may accept payment of the management fee by (a) causing us to issue to it additional shares in the applicable Series in an amount equal to: (i) the dollar value of aggregate management fees payable to the Manager as of the date of issuance, divided by (ii) the price of one share in the relevant series in the initial offering of that series, (b) causing the series to accrue such management fees, which shall be paid to the Manager prior to any distributions to members.

Sourcing Fee

When and if applicable, as compensation, the Managing Member of the company may receive a one-time fee as compensation for due diligence services in evaluating, investigation and discovering the underlying assets. The amount of any sourcing fee is determined in sole discretion of our Manager and set forth in each Series Designation. The sourcing fee will typically be paid our of the proceeds of the relevant offering. The sourcing fees for our series are as follows:

Series Rolex Superhero Collection – $2,091

Performance Fee

Our Manager will also receive 20% of the amounts available for distributions from the sale of underlying assets in a series after each investor in that series has received distributions equal to his or her capital contributions, as discussed under “Securities Being Offered – Distribution Rights” below.

The Manager intends to make distributions on a basis that is appropriate for the underlying assets to the shareholders of a series. For instance, for most of our assets, there may only be distributions when an asset is sold, which may lead to just a single payment or more sporadic payments. There is no requirement to pay distributions at any given time.

Any distributions not made at the liquidation of a series, if any, would be paid out of the available Free Cash Flow of a series. Our Manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to shareholders of each series except as otherwise limited by law or the operating agreement.

See “Item 1. Business – Distribution Rights” for a summary discussion of the distribution provisions of our operating agreement.

Item 4. Security Ownership of Management and Certain Security holders

Upon designation of each series, our Manager became the initial member holding 100% of the then outstanding shares of each series. As of the date of this Annual Report, we have not issued any shares in any series and, as a result, our Manager holds 100% of our outstanding shares.

The address for our Manager is c/o Investables Manager LLC, 110 Traders Cross, 1st floor, Okatie, SC, 29909.

Item 5. Interest of Management and Others in Certain Transactions

Our Manager or one of its affiliates may purchases the underlying assets of a series, or enter into a purchase option agreement to purchase such underlying assets. It expects to sell or cause its affiliate to sell the assets to the relevant series for the same total purchase price as it or its affiliate paid or contracted to pay.

Investables Inc., an affiliate of our Manager owns and operates the Investable Portal, which it makes available in connection with the offerings and our various series without cost to us, though our Manager may compensate Investables Inc. for the use of the Investables Platform.

Item 6. Other

Changes of auditor

(a) Dismissal of Previous Independent Public Accounting Firm

Investables Projects LLC (“the Company”) engaged TaxDrop LLC as its independent public accounting firm to conduct the inception audit as of August 4, 2022. However, on April 15, 2023, the Company dismissed TaxDrop LLC as its independent public accounting firm.

The decision to dismiss TaxDrop LLC was made by the Company’s management. TaxDrop LLC’s reports on the Company’s financial statements for the inception period ending August 4, 2022, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

(b) Engagement of New Independent Public Accounting Firm

On April 16, 2023, the Company engaged Renisha Lane, CPA as its new independent public accountant to prepare and audit its financial statements for the fiscal year ending December 31, 2023, and the period from inception (August 4, 2022) through December 31, 2022.

The decision to engage Renisha Lane, CPA was made by the Company’s management. During the period from August 4, 2022, through April 16, 2023, the Company did not consult with Renisha Lane, CPA regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company’s decision to engage Renisha Lane, CPA was based solely on the belief that the firm’s services would be more cost-effective for the Company compared to TaxDrop LLC.

Item 7. Financial Statements

INVESTABLES PROJECTS, LLC.

FINANCIAL STATEMENTS FOR THE PERIOD ENDED

AS OF DECEMBER 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

WITH INDEPENDENT AUDITOR’S REPORT

Prepared by Renisha Lane, CPA

Renisha Lane, CPA

28475 Greenfield Road

Suite 113 PB 1317

Southfield, MI 48076

248-905-1854

Rlane422@gmail.com

April 20, 2023

To:	Managing Member of Investables Projects LLC
Attn:	Dmytro Lokshyn, Chief Asset Officer; and Peter van Kleef, CEO
Re:	Financial Statement Audit –Investables Projects LLC

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the financial statements of Investables Projects LLC, which comprise the balance sheet as of December 31, 2022 for the period August 4, 2022 (inception) to December 31, 2022, and the related statements of income, changes in members’ equity, and cash flows as of December 31, 2022, for the period August 4, 2022 (inception) to December 31, 2022, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Investables Projects LLC as of December 31, 2022 for the period August 4, 2022 (inception) to December 31, 2022,and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Investables Projects LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Investables Projects LLC’s ability to continue as a going concern.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Investables Projects LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Investables Projects LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

Renisha Lane, CPA

Southfield, MI

April 20, 2023

INVESTABLES PROJECTS, LLC

Balance Sheet

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

31-Dec-22
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	-
Total Current Assets	-

TOTAL ASSETS	$-

LIABILITIES & EQUITY
LIABILITIES
Current Liabilities
Accounts Payable	-
Total Current Liabilities	-

Long-Term Liabilities	-
Total Long-Term Liabilities	-
TOTAL LIABILITIES	$-

MEMBERS’ EQUITY
Member’s Capital	-
Retained Earnings	-
TOTAL STOCKHOLDER’S EQUITY	-

TOTAL LIABILITIES & SHAREHOLDER’S EQUITY	$-

INVESTABLES PROJECTS, LLC

Income Statement

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

31-Dec-22

REVENUES
Sales	$-
Total Income	$-

OPERATING EXPENSES
General & Administrative
Professional Services	$-
Depreciation	$-
Total Expenses	$-

NET INCOME	$-

INVESTABLES PROJECTS, LLC

Statement of Changes in Members’ Equity

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

	Member’s Capital	Retained Earnings	Total Member’s Equity
Balance as of December 31, 2022	-	-	-

INVESTABLES PROJECTS, LLC

Statement of Cash Flows

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

31-Dec-22

OPERATING ACTIVITIES
Net Income (Loss)	-
Adjustments to reconcile net income (loss) to net cash provided by operations:	-
Depreciation	-

Changes in operating assets and liabilities:	-
Accounts Payable	-

NET CASH PROVIDED BY FOR OPERATING ACTIVITIES	$-

INVESTING ACTIVITIES

NET CASH PROVIDED BY INVESTING ACTIVITIES	$-

FINANCING ACTIVITIES

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$-

NET INCREASE IN CASH	$-

Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	-

INVESTABLES PROJECTS LLC

Notes to the Financial Statements

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

Note 1- Organization

Investables Projects, LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) is a Delaware series limited liability company formed on August 4. 2022 under the laws of Delaware. The Company was formed to hold its own underlying assets, which are expected to be “collectibles” generally, assets of limited quantity that have a perceived or demonstrated value (the “Series Assets”). The Series Assets will be held in a separate series of limited liability interests, or “series”, that the Company intends to establish. Title to and beneficial interest in Series Assets shall be deemed to be held and owned by the relevant Series. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

As of December 31, 2022, for the period August 4, 2022 (inception) to December 31, 2022, the Company had not begun operations and will likely incur losses prior to generating positive retained earnings. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 5). During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 6) and funds from revenue producing activities. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2022, for the period August 4, 2022 (inception) to December 31, 2022, the Company had no cash on hand and has not yet created a bank account.

INVESTABLES PROJECTS LLC

Notes to the Financial Statements

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

Inventory

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income. As of December 31, 2022, for the period August 4, 2022 (inception) to December 31, 2022, the Company had no property and equipment.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized as equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. The Company had no impairment as of December 31, 2022, for the period August 4, 2022 (inception) to December 31, 2022.

Series Assets

The Series Assets are to be recorded at cost. The cost of the Series Asset includes the purchase price, including any deposits for the Series Asset funded by the Managing Member.

The Company treats the Series Assets as long-lived assets, and the Series Assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets will be reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used shall be measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge shall be recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Series will use the proceeds of sale of Interests to acquire Series Assets.

As of December 31, 2022, for the period August 4, 2022 (inception) to December 31, 2022, the Company has not yet acquired any Series Assets.

Fair Value Measurements

US GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

There were no assets or liabilities requiring fair value measurement as of December 31, 2022, for the period August 4, 2022 (inception) to December 31, 2022.

INVESTABLES PROJECTS LLC

Notes to the Financial Statements

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

Income Taxes

The Company is a series limited liability company. Accordingly, under the Internal Revenue Code (the “IRC”), all Company taxable income or loss flows through to its sole member, Investables Manager LLC. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the member on its individual tax return. The Company will make an election on IRS Form 8832 for each Series to be treated as an association taxable as a corporation under Subchapter C of the Code and not as a partnership under Subchapter K of the Code.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, performance has occurred, the fee for the arrangement is fixed or determinable and collectability is reasonably assured. As of December 31, 2022, for the period August 4, 2022 (inception) to December 31, 2022, the Company had not begun recognizing revenue.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2021. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

Note 3 Equity

Investables Projects LLC is wholly owned and managed by Investables Manager LLC (the “Manager”). The Manager has full power and authority to do all things necessary or appropriate to conduct the business of the Company and each series, without the consent of Economic Members. The Manager, a Delaware limited liability company formed on June 23, 2022, is the Managing Member of the Company and the Managing Member of each series of the Company. The Manager will be the investor liaison to the Company and will perform duties such as assisting the Company with communications to investors, providing shareholder services, handling distributions to investors (if any), and overseeing shareholder records. The Manager will also manage the assets owned by each series and has full authority to determine how to best utilize the asset owned by the series. The Manager will coordinate with its affiliates who will serve in various capacities, including Investables Inc., which owns and operates the Investables Platform, an online investment platform.

Investables Manager LLC is currently owned by Better LLC and Investables Inc. with 51% and 49% of ownership respectively.

Fees and Expenses:

The following fees, costs and expenses shall be borne by the relevant Series except to the extent assumed by the Managing Member in writing):

Asset Cost: Cost to acquire the Series Asset; provided however that a Series Asset may be contributed by third parties to the Company in a tax-free manner.

INVESTABLES PROJECTS LLC

Notes to the Financial Statements

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

Brokerage Fee: A fee payable to the Broker for the purchase by any Person of Interests in an Initial Offering equal to an amount agreed between the Managing Member and the Broker from time to time and specified in any Series Designation.

Sourcing Fee: The Managing Member will be paid a sourcing fee as consideration for assisting in the sourcing of such Series Asset and as specified in each Series Designation, to the extent not waived by the Managing Member in its sole discretion.

Offering Expenses: fees, costs and expenses incurred in connection with executing an offering of Interests in one or more Series, consisting of underwriting, legal, accounting, escrow and compliance costs related to such offering, but excluding the Brokerage Fee.

Acquisition Expenses: the following fees, costs and expenses allocable to the Series (or such Series pro rata share of any such fees, costs and expenses allocable to the Company) not otherwise paid for or assumed by the Managing Member and incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series Asset:

●	brokerage and sales fees and commissions (but excluding the Brokerage Fee);

●	appraisal fees;

●	research fees;

●	transfer taxes;

●	third party industry and due diligence expert fees;

●	storage fees;

●	insurance fees;

●	bank fees and interest (if the Series Asset was acquired using debt prior to completion of the Initial Offering);

●	auction house fees;

●	travel and lodging for inspection purposes;

●	transportation costs (including any insurance required in connection with such transportation);

●	photography and videography expenses in order to prepare the profile for the Series Asset to be accessible to Investor Members via an online platform;

●	similar costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series Asset.

Management Fee: In respect of each Series, a quarterly fee equal to 0.25 percent (0.25%) (1% annually) (or such other amount specified in the applicable Series Designation) of the aggregate amount of the Capital Contribution of the Members of such Series, calculated as of the last day of each fiscal quarter.

INVESTABLES PROJECTS LLC

Notes to the Financial Statements

As of December 31, 2022

for the period August 4, 2022 (inception) to December 31, 2022

Note 4 Commitments and Contingencies

Litigation

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

COVID 19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

Note 5 Going Concern

These financial statements are prepared on a going concern basis. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

Note 6 – Subsequent Events

Equity Offering

The Company intends to offer limited liability company membership interest in Series of the Company (or “shares”), limited to $75 million of shares within a rolling 12-month period pursuant to Regulation A. Each series is treated as a unique legal entity. The Company intends to offer shares in its Series within such limit and will file post qualification amendments for the offerings of additional Series with the U.S. Securities and Exchange Commission (the “Commission”). The offerings of such Series will be made available to investors from the date the Company’s offering statement or such post-qualification amendment, as applicable, is qualified by the Commission. There will be separate closings with respect to each Series. The offerings are being conducted on a best-efforts basis.  Some of the offerings do not have any minimum target, which means that there is no minimum number of shares that needs to be sold in these offerings in order for funds to be released to the company and for an offering in a Series to close.

The purchase of the shares in a Series is an investment only in the particular Series and not an investment in the Company as a whole. In accordance with the LLC Act, any Series of shares established by the Company will be a separate series of limited liability company shares of the Company and not shares of a separate legal entity.

Management’s Evaluation

Management has evaluated subsequent events through April 20, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

Item 8. Exhibits

Exhibit	Index
2.1	Certificate of Formation of Investables Projects LLC (incorporated by reference to Exhibit 2.1 to the Company’s offering statement on Form 1-A filed with the SEC on September 27, 2022)
2.2	Limited Liability Company Agreement of Investables Projects LLC (incorporated by reference to Exhibit 2.2 to the Company’s offering statement on Form 1-A filed with the SEC on September 27, 2022)
2.3	Series Designation for Series Rolex Superhero Collection (incorporated by reference to Exhibit 2.3 to Amendment No. 1 the Company’s offering statement on Form 1-A filed with the SEC on November 10, 2022)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company’s offering statement on Form 1-A filed with the SEC on September 27, 2022)
6.1	Broker Dealer Agreement between the Company and Dalmore Group, LLC (incorporated by reference to Exhibit 6.1 to the Company’s offering statement on Form 1-A filed with the SEC on September 27, 2022)
6.2	[Letter to the SEC from the Company’s prior auditor.]
8.1	Form of Escrow Agreement (incorporated by reference to Exhibit 8.1 to the Company’s offering statement on Form 1-A filed with the SEC on September 27, 2022)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on May 16, 2023.

Investables Projects LLC

By: Investables Manager LLC, its Managing Member

By:	/s/ Peter van Kleef
	Name:	Peter van Kleef
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Peter van Kleef	Chief Executive Officer of Investables Manager LLC,	May 16, 2023
Peter van Kleef	Managing Member (principal executive officer and principal financial and accounting officer)